                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No.     2     )*
                                         -----------

                                  INFOUSA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    456818301
               -------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Schedule is filed pursuant to Rule 13d-1(b).

                               Page 1 of 8 Pages

  CUSIP NO. 456818301                 13G                    Page 2 of 8 Pages
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wanger Asset Management, L.P. 36-3820584

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,740,000 (see note 1 in Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,740,000 (see note 1 in Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,740,000 (see note 1 in Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

  CUSIP NO. 456818301                 13G                    Page 3 of 8 Pages
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wanger Asset Management, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,740,000 (see note 1 in Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,740,000 (see note 1 in Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,740,000 (see note 1 in Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

  CUSIP NO. 456818301                 13G                    Page 4 of 8 Pages
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Acorn Investment Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,400,000 (see note 1 in Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,400,000 (see note 1 in Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,400,000 (see note 1 in Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)     Name of Issuer:

                    InfoUSA, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:

                    5711 South 86th Circle
                    Omaha, Nebraska  68127

Item 2(a)     Name of Person Filing:

                    Wanger Asset Management, L.P. ("WAM")
                    Wanger Asset Management Ltd., the general partner of WAM
                      ("WAM LTD.")
                    Acorn Investment Trust ("Acorn")

Item 2(b)     Address of Principal Business Office:

                    WAM, WAM LTD. and Acorn are all located at:

                    227 West Monroe Street, Suite 3000
                    Chicago, Illinois  60606

Item 2(c)     Citizenship:

                    WAM is a Delaware limited partnership; WAM LTD. is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)     Title of Class of Securities:

                    Common Stock

Item 2(e)     CUSIP Number:

                    456818301

Item 3        Type of Person:

                    (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                    (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; and WAM LTD. is the General Partner of the Investment Adviser.

                               Page 5 of 8 Pages

Item 4        Ownership (at December 31, 1999):
                                           --

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         2,740,000(1)

                    (b)  Percent of class:

                         5.7%

                    (c)  Number of shares as to which such person has:

                                (i)  sole power to vote or to direct the vote:
                                     none

                               (ii)  shared power to vote or to direct the vote:
                                     2,740,000(1)

                              (iii) sole power to dispose or to direct the disposition of: none

                               (iv)  shared power to dispose or to direct
                                     disposition of:  2,740,000(1)

(1) On October 21, 1999, the stockholders of InfoUSA, Inc. approved an Amendment to the Certificate of Incorporation of InfoUSA, Inc. which combined and reclassified InfoUSA's two classes of common stock into a single class of common stock, $.0025 par value, with each share being entitled to one vote. Upon the filing of this Amendment to the Certificate of Incorporation of InfoUSA, Inc. with the Secretary of State of the State of Delaware, each outstanding share of InfoUSA Class A Common Stock and Class B Common Stock held by Wanger Asset Management, L.P., Wanger Asset Management, Ltd. and Acorn Investment Trust will be combined and reclassified as a single class of common stock.

Item 5        Ownership of Five Percent or Less of a Class:

                    Not Applicable

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

                    The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM LTD. are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not Applicable

                               Page 6 of 8 Pages

Item 8        Identification and Classification of Members of the Group:

                    Not Applicable

Item 9        Notice of Dissolution of Group:

                    Not Applicable

Item 10       Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 8 Pages

                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 WANGER ASSET MANAGEMENT, LTD.
                                   for itself and as general partner of
                                   WANGER ASSET MANAGEMENT, L.P.

                                 By:  /s/ Bruce H. Lauer
                                      ------------------------------------------
                                          Bruce H. Lauer
                                          Vice President



               The undersigned, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 ACORN INVESTMENT TRUST



                                 By:  /s/ Bruce H. Lauer
                                      ------------------------------------------
                                          Bruce H. Lauer
                                          Vice President and Treasurer

                               Page 8 of 8 Pages